UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported) December 21, 2009

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382

(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House, Church Street, Hamilton		HM C11 Bermuda

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On December 21, 2009, CET 21 spol. s r.o. (“CET 21”), a wholly owned subsidiary of Central European Media Enterprises Ltd. (the “Company”), entered into a Facility Agreement (“the “Facility Agreement”) for up to CZK 3,000,000,000 (approximately US$ 163.2 million) with Erste Group Bank A.G. as arranger, Česká Spořitelna, a.s. (“CSAS”) as facility agent and security agent, and each of CSAS, UniCredit Bank Czech Republic, a.s. and BNP Paribas as original lenders.  The Company and certain of its subsidiaries, namely CME Slovak Holdings B.V., CME Media Enterprises B.V., CME Romania B.V. and Markiza-Slovakia, spol. s r.o. (“Markiza”), are guarantors under the Facility Agreement (together, the “Original Guarantors”).

As of the date of the Facility Agreement, an aggregate amount of CZK 2,500,000,000 (approximately US$ 136.0 million) has been committed for drawing.  In addition, there is provision for a further CZK 500,000,000 (approximately US$ 27.2 million) to be committed by an existing or additional lender for drawing during the two-month availability period from the date of the Facility Agreement.

The maturity date of the facility is April 30, 2012, subject to a potential extension of one year. Drawings under the facility shall be used to refinance certain existing indebtedness of CET 21 to CSAS and to repay certain inter-group indebtedness of CET 21.

Interest under the facility is calculated at a rate per annum of 4.90% above PRIBOR (Prague interbank offered rate).  The repayment of the loan shall commence 12 months from the date of the Facility Agreement, in four six-monthly instalments each of 15% and one instalment of 40% on the maturity date (assuming no extension).   CET 21 may be required to prepay amounts drawn in the event of specified changes of control of the Company or of CET 21.

The Company has agreed, along with the other Original Guarantors, to guarantee the obligations of CET 21 under the Facility Agreement.  As security for the facility, CET 21 has pledged substantially all of its assets, including its 100% ownership interest in CME Slovak Holdings B.V. (which in turn has an ownership interest, directly or indirectly, in 100% of the registered capital of Markiza) and its ownership interest in 100% of the registered capital of Jyxo, s.r.o. and BLOG Internet, s.r.o. In addition, CME Romania B.V. has granted security over the receivables under inter-group loans made to CET 21 and Markiza, respectively.

The Facility Agreement contains customary representations, warranties, covenants and events of default.  The covenants include limitations on CET 21’s ability to carry out certain types of transactions, incur additional indebtedness, make disposals and create liens.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Company is an Original Guarantor under the Facility Agreement as described in Item 1.01 above, which is incorporated herein by reference.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Date: December 23, 2009
/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer